Exhibit 99.1

HOUGHTON MIFFLIN HARCOURT COMPANY ANNOUNCES FOURTH QUARTER AND FULL YEAR 2013 RESULTS

2013 Full year sales rise 7%

Trade Publishing delivers all-time high sales

BOSTON – March 6, 2014 – Houghton Mifflin Harcourt Company (“HMH” or the “Company”) (NASDAQ: HMHC) today announced its preliminary unaudited financial results for the fourth quarter and full year ended December 31, 2013. HMH plans to file its audited financial statements in its Annual Report on Form 10-K, which is expected to be filed with the U.S. Securities and Exchange Commission in late March 2014.

Full Year 2013 Financial Highlights:

•	Net sales increased $93 million, or 7%, from 2012 to $1,379 million.

•	Adjusted EBITDA (a non-GAAP measure, see reconciliation below) rose 2% to $325 million.

•	Education segment net sales increased $79 million to $1,208 million.

•	Trade Publishing segment net sales increased $14 million to all-time high of $171 million.

Linda Zecher, HMH’s Chief Executive Officer, commented “2013 was a pivotal year for HMH as we strengthened our core business, increased focus on targeted growth areas, and optimized overall performance. Our world-class educational content and solutions enabled us to extend our leading market share to 38%. New distribution channels, our expansion into the consumer space and an increased focus on digital content and capabilities have readied us to accelerate growth and lead a learning transformation in 2014 and beyond.”

“Our operational rigor in 2013 successfully paved the way for year-over-year growth in both our revenues and EBITDA,” added Eric Shuman, Chief Financial Officer of HMH. “We remain focused on driving growth in our core business, creating new revenue streams in strategic focus areas, and maintaining a prudent cost structure. We have a solid strategy and team in place to deliver long-term value to our shareholders.”

2013 Business Highlights:

•

Education segment: HMH benefitted from strong state adoptions in multiple states, including Florida, Tennessee, and Georgia in 2013, and a solid performance in open territories, including the district-wide selection of GO Math! in New

York City. Addressable market share grew to 38%, according to data derived from the Association of American Publishers, as HMH’s Education sales growth outpaced overall addressable market growth. Heinemann, our intervention and professional development products, delivered robust results, supported by strong performances from the Leveled Literacy Intervention program and newly released Units of Study. An agreement with a third party reseller increased sales in the private, parochial and charter school channel.

Ongoing innovation across product lines led to new program launches, such as Journeys Common Core ©2014, Collections 2015, Big Ideas Math, Personal Math Trainer powered by Knewton, and Riverside’s Early Assessment of Learning (REAL). These programs are underpinned by HMH’s world-class content and all contain strong digital components that further propel the industry transformation.

Journeys Common Core ©2014 reading program has already been selected in Tennessee. California selected seven HMH programs, including GO Math!, Math in Focus, and Big Ideas Math for their 2014 math adoption, which could potentially reach four million students.

HMH leveraged its education and trade content to develop direct to consumer offerings in 2013. The Company launched the Academy series, with the initial phase of GO Math! Academy, which is HMH’s first at home and on-demand digital learning environment. HMH is also leveraging its top children’s brands to create premium education content and solutions to further penetrate the growing early childhood space.

•	Trade Publishing segment: With record net sales, the segment saw continued growth from its Young Readers category and culinary product line. HMH also fueled its international and product expansion through the strength of its brand and title lineup, including an agreement with Hachette Book Group and the launch of additional Curious George apps, respectively.

•	eCommerce: In 2013, HMH unified its ecommerce business to consumer sales platform, hmhco.com, to enhance its direct sales channels and create a single portal for customers to purchase education and consumer content.

•	Strategic relationships: Throughout the year, HMH continued to build on its network of alliances, including those with leaders such as Apple, Amazon, Knewton and Kno to further enhance the depth, quality, and distribution of its best-in-class content.

•	International expansion: Over the course of 2013, HMH strengthened its international strategy and positioned itself for global growth through the enhancement of its management infrastructure and ongoing focus on its partner-led model. In 2013, HMH strengthened existing and formed new relationships in key markets, including All Prints in the Middle East and Vibal in the Philippines.

•	Growth through strategic acquisitions: HMH continued to make strategic acquisitions throughout 2013, including technology company Tribal Nova, educational data systems leader Choice Solutions and an investment in education solutions provider SchoolChapters, Inc.

•	Initial public offering: HMH completed its initial public offering (IPO) and listing (HMHC) on the NASDAQ Stock Market in November 2013.

Fourth Quarter 2013 Unaudited Financial Results

HMH reported net sales of $299 million for the fourth quarter ended December 31, 2013, up $17 million or 6% from $282 million for the fourth quarter ended December 31, 2012, primarily as a result of an agreement with a reseller for product sales in private, parochial and charter school markets similar to a fourth quarter 2012 reseller transaction. The net effect of these transactions was an increase in net sales of $40 million for the fourth quarter of 2013 as compared to the same period in 2012. This was partially offset by $9 million in lower other adjacent market sales, $5 million lower sales of learning management systems as we migrate to a new learning management system partner strategy, $4 million in lower supplemental product sales due to aging products, and $6 million in lower sales in the Company’s Trade Publishing segment. Sales within the Company’s Education segment were $253 million, representing a 10% increase from the fourth quarter 2012, while sales within Trade Publishing were $46 million, a 12% year-over-year decrease as revenues normalized following higher Tolkien licensing revenue in 2012.

Cost of sales, excluding pre-publication and publishing rights amortization, was $124 million, up 2% from $122 million in the fourth quarter of 2012 due to higher sales volume and a shift in our product mix impacting production costs and royalty costs.

Selling and Administrative expenses for the fourth quarter were $161 million, up $47 million or 41% as compared to $114 million for the fourth quarter in 2012. The $47 million increase was due to approximately $20 million in costs associated with the Company’s IPO in November which consisted primarily of selling shareholder costs borne by the company pursuant to the terms of our Investor Rights Agreement, $14 million in labor related costs and professional fees and $8 million in higher samples and sales commissions.

Operating loss for the fourth quarter 2013 was $60 million, compared to a loss of $28 million in the fourth quarter of 2012, due to the aforementioned higher selling and administrative expenses partially offset by higher net sales. Also impacting the operating loss was a $31 million one-time gain on a bargain purchase acquisition in the fourth quarter of 2012 that was offset by reduced amortization and impairment costs in 2013.

Net loss for the quarter was $65 million, compared to a loss of $34 million in the fourth quarter 2012, primarily due to the same drivers impacting the operating loss.

Adjusted EBITDA for the fourth quarter was $55 million, down $16 million or 22% year-over-year compared to the fourth quarter of 2012, as growth in sales volumes was offset by the aforementioned higher selling and administrative expenses, excluding IPO costs. Adjusted EBITDA for HMH’s Education segment was $67 million, up $2 million compared to the fourth quarter of 2012, and adjusted EBITDA for the Trade Publishing segment was $5 million, down $8 million, compared to the $13 million in the fourth quarter of 2012. Corporate and Other costs, which represent certain general overhead costs not fully allocated to the business segments, such as legal, accounting, treasury, human resources and executive functions, had an adverse impact of $17 million on adjusted EBITDA for the fourth quarter of 2013 as compared to an adverse impact of $7 million for the fourth quarter of 2012.

Full Year 2013 Unaudited Financial Results

HMH reported net sales of $1,379 million for the year ended December 31, 2013, up $93 million or 7% compared to 2012. The increase was largely driven by $34 million in new adoption sales, primarily in Florida and Tennessee, $12 million in increased sales in open territories, including GO Math! in New York, $37 million in incremental sales from our intervention and professional development products as well as $12 million in higher international, professional services and assessment sales. Additionally, we were able to increase sales in the private, parochial and charter school channel through an agreement with a reseller. The private, parochial and charter school channel incremental sales along with the sale of consumable backlist products sold to both other resellers and directly to customers, resulted in an increase of $16 million in 2013 as compared to 2012. Trade publishing added $14 million in net sales driven by increased sales of the culinary line as well as in the Young Readers titles. Offsetting the above positive factors were lower residual sales of $13 million, $6 million in lower supplemental product sales due to aging products, and $16 million of lower sales of learning management systems as we migrate to a new learning management system partner strategy. Net sales within the Company’s Education segment were $1,208 million, representing a 7% increase from the full year 2012 while net sales within HMH’s Trade Publishing segment were $171 million, up $14 million or 9% from 2012.

Cost of sales, excluding pre-publication and publishing rights amortization was $585 million in 2013, compared to $516 million for the full year 2012. This increase was the result of higher sales, a shift in product mix, and higher depreciation on digital platforms.

Selling and Administrative expenses for the year were $581 million, compared to $533 million for the full year 2012. The $47 million increase in selling and administrative expenses was primarily due to approximately $20 million in costs associated with the Company’s IPO in November 2013 which consisted primarily of selling shareholder costs borne by the company pursuant to the terms of our Investor Rights Agreement, and $27 million in higher samples and sales commissions.

Operating loss for the full year 2013 was $87 million, a $34 million or 28% improvement compared to a loss of $121 million in 2012, mainly due to $93 million in increased net sales and a $90 million reduction in amortization expense related to publishing rights, pre-publication and other intangible assets, which were offset by $69 million in higher cost of sales, $47 million in increased selling and administrative expenses, and the absence of a $31 million one-time gain on a bargain purchase acquisition from 2012.

Net loss for full year 2013 was $111 million, a $24 million or 28% decrease, compared to a loss of $87 million for the full year 2012. The greater loss was primarily driven by the same factors as the operating loss above and the absence of $149 million in a one-time gain from reorganization item, partially offset by an approximate $100 million reduction in interest expense following the Company’s restructuring in 2012.

Adjusted EBITDA for the full year 2013 was $325 million, up $5 million or 2% from $320 million in 2012, mainly driven by higher sales, which were substantially offset by the aforementioned expenses, excluding the IPO costs. Adjusted EBITDA for HMH’s Education and Trade Publishing segments were $343 million and $24 million, respectively, compared to $330 million and $29 million, respectively, in 2012. Corporate and Other costs had a $43 million negative impact on consolidated adjusted EBITDA in 2013 compared to a negative impact of $39 million in 2012.

Cash Flow

Net cash provided by operating activities for the year ended December 31, 2013 was $157 million as compared to $105 million for the year ended December 31, 2012. The improvement of $52 million included IPO costs of approximately $20 million. Excluding the IPO costs, the operating cash improvement was $72 million greater than 2012 primarily due to reduced interest payments from our debt restructuring. Free cash flow, defined as operating cash minus capital expenditures, for the full year 2013 was $50 million better than 2012 excluding the IPO costs. Cash, cash equivalents and short-term investments were $425 million as of December 31, 2013 compared to $475 million as of December 31, 2012. The decrease was due to IPO-related costs, acquisitions and working capital changes.

2014 Outlook

The Company will provide annual guidance on net sales, pre-publication costs or content development and addressable market size. In 2014, HMH expects to improve net sales, driven primarily by the Company’s education segment due to the improving adoption and open territory markets. As a result of this improvement, the Company expects total net sales in 2014 to increase by 5% to 8% over 2013 net sales of $1,379 million. Additionally, expected pre-publication costs or content development spend for 2014 will be approximately $100 to $120 million.

HMH’s addressable market, the market where it primarily sells its instructional resources for grades K through 12, is expected to grow 13% to $2.9 billion in 2014 from $2.5 billion in 2013.

Shelf Registration

On March 5, 2014, as required under the terms of the Company’s investor rights agreement, dated June 22, 2012 (the “Investor Rights Agreement”), the Company mailed a notice to each of its stockholders that is party to the Investor Rights Agreement (collectively, the “IRA Stockholders”) stating that the Company intends to file a shelf registration statement on Form S-1 with the Securities and Exchange Commission (the “SEC”) to cover the resale of shares of the Company’s common stock that are held by the IRA Stockholders on a delayed or continuous basis.

Under the terms of the Investor Rights Agreement, each of the IRA Stockholders has the right to include all or a portion of its common stock in the shelf registration statement by notifying the Company in writing by March 26, 2014. As required under the terms of the Investor Rights Agreement, the Company intends to file the shelf registration statement with the SEC on or about March 28, 2014 and will include the shares of common stock of the IRA Stockholders that request the Company include their shares in the shelf registration statement and comply with the terms set forth in the notice and the Investor Rights Agreement. In connection with the Company’s initial public offering, each of the IRA Stockholders agreed that, until May 13, 2014, subject to certain extensions and with specified exceptions, it will not, without the prior written consent of Goldman, Sachs & Co. and Morgan Stanley & Co. LLC, dispose of or hedge any shares of the Company’s common stock or any securities convertible into or exchangeable for the Company’s common stock.

Please refer to the Form 8-K filed with the SEC for additional details regarding this shelf registration statement.

Conference Call

At 8:30 a.m. ET on Thursday March 6, 2014, HMH will host a conference call to discuss its fourth quarter and full year 2013 results with its investors. The conference call will be webcast live at www.hmhco.com under the Investor Relations section.

The following information is provided for investors who would like to participate in the conference call:

Toll Free: (866) 510-0712

International: (617) 597-5380

Passcode: 39318871

Webcast Link: http://www.media-server.com/m/p/m44p9fjh

An archived webcast with the accompanying slides will be available at hmhco.com for those unable to participate in the live event. An audio replay of this conference will also be available until March 20, 2014, via the following telephone numbers: (888) 286-8010 in the United States and (617) 801-6888 internationally using passcode 76553454.

Use of Non-GAAP Financial Measures

To supplement our financial statements presented in accordance with GAAP, we have presented Adjusted EBITDA in addition to our GAAP results. This information should be considered as supplemental in nature and should not be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. Management believes that the presentation of Adjusted EBITDA provides useful information to investors regarding our results of operations because it assists both investors and management in analyzing and benchmarking the performance and value of our business. Adjusted EBITDA provides an indicator of general economic performance that is not affected by debt restructurings, fluctuations in interest rates or effective tax rates, or levels of depreciation or amortization. Accordingly, our management believes that this measurement is useful for comparing general operating performance from period to period. In addition, targets and positive trends in Adjusted EBITDA are used as performance measures and to determine certain compensation of management. Other companies may define Adjusted EBITDA differently and, as a result, our measure of Adjusted EBITDA may not be directly comparable to Adjusted EBITDA of other companies. Although we use Adjusted EBITDA as a financial measure to assess the performance of our business, the use of Adjusted EBITDA is limited because it does not include certain material costs, such as interest and taxes, necessary to operate our business. Adjusted EBITDA should be considered in addition to, and not as a substitute for, net earnings in accordance with GAAP as a measure of performance.

Adjusted EBITDA is not intended to be a measure of liquidity or free cash flow for discretionary use. You are cautioned not to place undue reliance on Adjusted EBITDA. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures is provided in the appendix to this news release.

About Houghton Mifflin Harcourt Company

Houghton Mifflin Harcourt Company is a leading global provider of education solutions, delivering content, technology, services and media to over 50 million students in over 150 countries worldwide. The Company delivers its offerings to both educational institutions and consumers around the world. In the United States, it is the leading provider of kindergarten through twelfth grade, or K-12, educational content by market share. Furthermore, since 1832, it has published trade and reference materials, including adult and children’s fiction and non-fiction books that have won industry awards such as the Pulitzer Prize, Newbery and Caldecott medals and National Book Award.

Forward-Looking Statements

The statements contained herein include forward-looking statements, which involve risks and uncertainties. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “projects,” “anticipates,” “expects,” “could,” “intends,” “may,” “will” or “should,” “forecast,” “intend,” “plan,” “potential,” “project,” “target” or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies, the industry in which we operate and potential business decisions. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are based upon information available to us on the date of this report.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements contained herein. In addition, even if our results of operations, financial condition and liquidity and the development of the industry in which we operate are consistent with the forward looking statements contained herein, those results or developments may not be indicative of results or developments in subsequent periods.

Important factors that could cause our results to vary from expectations include, but are not limited to: changes in state and local education funding and/or related programs, legislation and procurement processes; adverse or worsening economic trends or the continuation of current economic conditions; changes in consumer demand for, and acceptance of, our products; changes in competitive factors; offerings by technology companies that compete with our products; industry cycles and trends; conditions and/or changes in the publishing industry; changes or the loss of our key third-party print vendors; restrictions under agreements governing our outstanding indebtedness; changes in laws or regulations governing our business and operations; changes or failures in the information technology systems we use; demographic trends; uncertainty surrounding our ability to enforce our intellectual property rights; inability to retain management or hire employees; impact of potential impairment of goodwill and other intangibles in a challenging economy; decline or volatility of our stock price regardless of our operating performance; and other factors discussed in the “Risk Factors” section of our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other news releases we issue and filings we make with the SEC. In light of these risks, uncertainties and assumptions, the forward-looking events described herein may not occur.

We undertake no obligation, and do not expect, to publicly update or publicly revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained herein.

The Company is currently in the process of finalizing its financial results for year ended December 31, 2013. All financial results for the three months and twelve months ended December 31, 2013 included in this news release and the accompanying financial statements are unaudited and preliminary and represent the most current information available to management. Therefore, it is possible that actual results may differ from these unaudited results due to developments that may arise between now and the time the financial results for the three months and full year ended December 31, 2013 are finalized. Accordingly, readers should not place undue reliance on these unaudited results and should read our audited financial statements when they become available and are filed with the SEC.

Contact:

Investor Relations

Rima Hyder

Vice President, Investor Relations

617-351-3309

rima.hyder@hmhco.com

Media Relations

Bianca Olson

Senior Vice President, Corporate Communications

617.351.3841 | 617.932.1241

bianca.olson@hmhco.com

Houghton Mifflin Harcourt Company

Consolidated Balance Sheets

(Unaudited)

(in thousands of dollars, except share information)	December 31, 2013	December 31, 2012

Assets
Current assets
Cash and cash equivalents	$313,628	$329,078
Short-term investments	111,721	146,041
Accounts receivable, net of allowance for bad debts and book returns of $40.6 million and $36.4 million, respectively	318,101	229,118
Inventories	182,194	197,613
Deferred income taxes	29,842	42,858
Prepaid expenses and other assets	16,130	13,731

Total current assets	971,616	958,439

Property, plant, and equipment, net	140,848	149,227
Pre-publication costs, net	269,488	256,202
Royalty advances to authors, net	46,881	48,247
Goodwill	531,786	520,088
Other intangible assets, net	919,994	1,067,052
Other assets	29,773	30,329

Total assets	$2,910,386	$3,029,584

Liabilities and Stockholders’ Equity
Current liabilities
Current portion of long-term debt	$2,500	$2,500
Accounts payable	105,012	86,416
Royalties payable	65,387	60,352
Salaries, wages, and commissions payable	29,945	34,730
Deferred revenue	113,042	124,216
Interest payable	55	87
Severance and other charges	15,531	18,290
Accrued postretirement benefits	2,141	2,342
Other liabilities	32,002	30,421

Total current liabilities	365,615	359,354

Long-term debt	243,125	245,625
Royalties payable	1,520	2,070
Long-term deferred revenue	184,121	171,105
Accrued pension benefits	24,405	48,714
Accrued postretirement benefits	23,860	27,231
Deferred income taxes	116,999	124,588
Other liabilities	100,465	107,196

Total liabilities	1,060,110	1,085,883

Commitments and contingencies

Stockholders’ equity
Preferred stock, $0.01 par value: 20,000,000 shares authorized; no shares issued and outstanding at December 31, 2013 and 2012	—	—
Common stock, $0.01 par value: 380,000,000 shares authorized; 140,044,400 and 140,000,000 shares issued at December 31, 2013 and 2012, respectively; and 139,962,378 and 139,917,978 shares outstanding at December 31, 2013 and 2012, respectively	1,400	1,400
Treasury stock, 82,022 shares as of December 31, 2013 and 2012	—	—
Capital in excess of par value	4,750,589	4,741,065
Accumulated deficit	(2,888,422)	(2,777,236)
Accumulated other comprehensive income (loss)	(13,291)	(21,528)

Total stockholders’ equity	1,850,276	1,943,701

Total liabilities and stockholders’ equity	$2,910,386	$3,029,584

Houghton Mifflin Harcourt Company

Consolidated Statements of Operations

(Unaudited)

(in thousands of dollars, except share and per share data)	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012

Net sales	$298,877	$282,195	$1,378,612	$1,285,641
Costs and expenses
Cost of sales, excluding pre-publication and publishing rights amortization	124,493	122,093	585,059	515,948
Publishing rights amortization	33,500	42,535	139,588	177,747
Pre-publication amortization	33,247	35,703	121,715	137,729

Cost of sales	191,240	200,331	846,362	831,424
Selling and administrative	160,592	113,600	580,887	533,462
Other intangible asset amortization	2,881	15,062	18,968	54,815
Impairment charge for intangible assets, pre-publication costs and fixed assets	500	8,003	9,000	8,003
Severance and other charges	3,216	3,883	10,040	9,375
Gain on bargain purchase	—	(30,751)	—	(30,751)

Operating loss	(59,552)	(27,933)	(86,645)	(120,687)

Other income (expense)
Interest expense	(4,718)	(6,464)	(21,344)	(123,197)
Change in fair value of derivative instruments	(23)	64	(252)	1,688
Loss on extinguishment of debt	—	—	(598)	—

Loss before reorganization items and taxes	(64,293)	(34,333)	(108,839)	(242,196)
Reorganization items, net	—	7,780	—	(149,114)
Income tax expense (benefit)	358	(7,909)	2,347	(5,943)

Net loss	$(64,651)	$(34,204)	$(111,186)	$(87,139)

Net loss per share attributable to common stockholders, basic and diluted	$(0.46)	$(0.24)	$(0.79)	$(0.26)

Weighted average shares outstanding, basic stockholders, basic and diluted	139,958,682	139,917,978	139,928,650	340,918,128

Houghton Mifflin Harcourt Company

Consolidated Statements of Cash Flows

(Unaudited)

	Year Ended December 31,
(in thousands of dollars)	2013	2012

Cash flows from operating activities
Net loss	$(111,186)	$(87,139)
Adjustments to reconcile net loss to net cash provided by operating activities
Gain on bargain purchase	—	(30,751)
Gain on sale of assets	(2,720)	—
Depreciation and amortization expense	341,979	428,422
Amortization of deferred financing costs	4,797	24,584
Deferred income taxes (benefit)	(3,121)	(10,076)
Noncash stock-based compensation expense	9,524	6,254
Noncash issuance of warrants	—	10,747
Reorganization items	—	(179,024)
Loss on extinguishment of debt	598	—
Impairment charge for intangible assets, pre-publication costs and fixed assets	9,000	8,003
Change in fair value of derivative instruments	252	(1,688)
Changes in operating assets and liabilities, net of acquisitions
Accounts receivable	(88,029)	25,826
Inventories	15,419	44,549
Accounts payable and accrued expenses	1,076	(44,594)
Royalties, net	5,851	9,478
Deferred revenue	702	(54,615)
Interest payable	(32)	4,912
Severance and other charges	(2,759)	(17,460)
Accrued pension and postretirement benefits	(15,057)	(19,710)
Other, net	(9,091)	(12,916)

Net cash provided by operating activities	157,203	104,802

Cash flows from investing activities
Proceeds from (deposits into) restricted cash accounts	—	26,495
Proceeds from sale of short-term investments	251,168	19,575
Purchases of short-term investments	(217,855)	(165,603)
Additions to pre-publication costs	(126,718)	(114,522)
Additions to property, plant, and equipment	(59,803)	(50,943)
Proceeds from sale of assets	4,825	—
Acquisition of business, net of cash acquired	(18,695)	(11,000)
Investment in preferred stock	(1,500)	—

Net cash (used in) provided by investing activities	(168,578)	(295,998)

Cash flows from financing activities
Proceeds from term loan	—	250,000
Payments of long-term debt	(2,500)	(12,750)
Payments of deferred financing fees	—	(26,586)
Payment of capital restructuring costs	—	(104,000)
Payments of contingent consideration	(1,575)	—

Net cash (used in) provided by financing activities	(4,075)	106,664

Net (decrease) increase in cash and cash equivalents	(15,450)	(84,532)
Cash and cash equivalents
Beginning of period	329,078	413,610
Net (decrease) increase in cash and cash equivalents	(15,450)	(84,532)

End of period	$313,628	$329,078

Houghton Mifflin Harcourt Company

Segment Adjusted EBITDA

(Unaudited)

Education

(dollars in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012

Net income (loss)	$(16,311)	$(49,908)	$5,937	$(94,672)
Depreciation expense	15,247	15,300	53,875	49,600
Amortization expense	65,644	89,121	264,422	352,552
Non-cash charges - asset impairment charges	—	8,003	8,500	8,003
Purchase accounting adjustments	2,542	2,611	10,449	14,240

ADJUSTED EBITDA	$67,122	$65,127	$343,183	$329,723

Trade Publishing

(dollars in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012

Net income (loss)	$(506)	$39,068	$6,557	$41,325
Depreciation expense	140	115	531	461
Amortization expense	3,984	4,179	15,849	17,739
Non-cash charges - asset impairment charges	500	—	500	—
Purchase accounting adjustments	403	(30,751)	1,011	(30,751)

ADJUSTED EBITDA	$4,521	$12,611	$24,448	$28,774

Corporate and Other

(dollars in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012

Net loss	$(47,834)	$(23,364)	$(123,680)	$(33,792)
Interest expense	4,718	6,464	21,344	123,197
Provision (benefit) for income taxes	358	(7,909)	2,347	(5,943)
Depreciation expense	1,999	1,710	7,299	8,070
Non-cash charges - stock compensation	2,601	1,284	9,524	4,227
Non-cash charges - gain (loss) on derivative instruments	23	(64)	252	(1,688)
Fees, expenses or charges for equity offerings, debt or acquisitions	17,721	—	23,540	267
Restructuring	1,413	3,392	3,123	6,716
Severance, separation costs and facility closures	2,175	3,550	13,040	9,375
Reorganization items, net	—	7,780	—	(149,114)
Debt extinguishment loss	—	—	598	—

ADJUSTED EBITDA	$(16,826)	$(7,157)	$(42,613)	$(38,685)

Houghton Mifflin Harcourt Company

Consolidated Adjusted EBITDA

(Unaudited)

Consolidated

(dollars in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012

Net loss	$(64,651)	$(34,204)	$(111,186)	$(87,139)
Interest expense	4,718	6,464	21,344	123,197
Provision (benefit) for income taxes	358	(7,909)	2,347	(5,943)
Depreciation expense	17,386	17,125	61,705	58,131
Amortization expense (1)	69,628	93,300	280,271	370,291
Non-cash charges - stock compensation	2,601	1,284	9,524	4,227
Non-cash charges - gain (loss) on derivative instruments	23	(64)	252	(1,688)
Non-cash charges - asset impairment charges	500	8,003	9,000	8,003
Purchase accounting adjustments (2)	2,945	(28,141)	11,460	(16,511)
Fees, expenses or charges for equity offerings, debt or acquisitions	17,721	—	23,540	267
Restructuring (3)	1,413	3,393	3,123	6,716
Severance, separation costs and facility closures (4)	2,175	3,550	13,040	9,375
Reorganization items, net (5)	—	7,780	—	(149,114)
Debt extinguishment loss	—	—	598	—

ADJUSTED EBITDA	$54,817	$70,581	$325,018	$319,812

(1)	Includes pre-publication amortization of $33,247 and $35,703 for the three months ended December 31, 2013 and 2012, respectively; and $121,715 and $137,729 for the years ended December 31, 2013 and 2012 respectively.
(2)	Represents certain non-cash accounting adjustments, most significantly relating to deferred revenue and inventory costs, that we were required to record as a direct result of the March 9, 2010 restructuring and the acquisitions for the years ended December 31, 2013 and 2012. 2012 includes a $30.8 million gain on the acquisition of a product line.
(3)	Represents restructuring costs (other than severance and real estate) such as consulting and realignment.
(4)	Represents costs associated with restructuring. Included in such costs are severance, facility integration (including inventory excess) and vacancy of excess facilities.
(5)	Represents net gain associated with our Chapter 11 reorganization in 2012.

Houghton Mifflin Harcourt Company

Segment Net Sales

(Unaudited)

Segment Net Sales

(dollars in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012

Education	$252,763	$229,949	$1,207,908	$1,128,591
Trade Publishing	46,114	52,246	170,704	157,050

Net Sales	$298,877	$282,195	$1,378,612	$1,285,641